USA Technologies Completes $15 Million Private Placement

Proceeds to Launch Company’s Quick Start Program

MALVERN, PA, October 17, 2007 — USA Technologies (NASDAQ: USAT) announced today that it has sold to institutional investors in a private placement a total of 2,142,871 shares of common stock at a price of $7 per share resulting in gross proceeds of $15 million.

The proceeds will be used towards the purchase of e-Port devices for the Quick Start program. The Quick Start Program is a unique offer that gives vending machine operators and bottlers a 'no money down' program to bring their customers the convenience of using their credit and debit cards to vend snacks and beverages without the up-front cost of an e-Port.

“While we are pleased by the growing acceptance of cashless vending, we believe the ability to offer customers the advantages of the e-Port without the up-front investment will drive adoption and significantly increase our recurring revenue,” said George R. Jensen, Jr., Chairman and CEO of USA Technologies “We designed Quick Start so operators and bottlers can immediately realize positive cash flow and in a quick, easy and financially convenient way. Our customers have clearly indicated they want a service that gives them greater flexibility to acquire our e-Port services, and Quick Start responds to that market need.”

The Quick Start program enables buyers to proliferate credit card acceptance across their fleets of vending machines without tapping into capital dollars. With Quick Start, vending operators and bottlers pay only $24.95 per month for the e-Port device and full e-Port Connect services over a pre-determined period. The Program significantly lowers the cost and expense of getting started, while allowing customers to benefit from the technology, and give them the ability to compete immediately in the cashless marketplace.

William Blair & Co., LLC acted as placement agent in connection with the private placement offering.

The securities to be issued in the private placement have not been registered under the Securities Act of 1933 or state securities law and may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements. The Company has agreed to register the shares of common stock sold pursuant to the private placement for resale under the Securities Act of 1933.

About USA Technologies:

USA Technologies is a leader in the networking of wireless non-cash transactions, associated financial/network services and energy management. USA Technologies provides networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries. The Company has marketing agreements with AT&T, Honeywell,

Blackboard, MasterCard and others. For further information on USA Technologies, please visit www.usatech.com.

Statement under the Private Securities Litigation Reform Act:

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to, the ability of the Company to increase revenues in the future due to the developing and unpredictable markets for its products, the ability to achieve a positive cash flow, the ability to obtain orders for its energy management products , the ability to obtain new customers and the ability to commercialize its products, which could cause actual results or revenues to differ materially from those contemplated by these statements.